SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

1345 Avenue of the Americas, New York, New York 10105

Toll Free (800) 221-5672

October 1, 2018

Dear Stockholder:

We are writing on behalf of the Board of Directors of Alliance California Municipal Income Fund, Inc. again to request your prompt attention to an urgent matter affecting the Fund.

The Fund has scheduled a Stockholder Meeting to be held at 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, on October 11, 2018, at 11:30 a.m., Eastern Time. At the meeting, you are being asked to consider and vote on the approval of new investment advisory agreements for the Fund with AllianceBernstein L.P. The Board recommends that you vote FOR the proposal using the WHITE proxy card.

Institutional Shareholder Services or ISS, America’s leading proxy advisory firm, recently released its voting recommendation regarding Alliance California Municipal Income Fund. ISS has recommended that shareholders vote WITH fund management FOR the new advisory agreement. ISS provided several reasons for its recommendation, including that the Fund has delivered positive absolute returns to its shareholders and has outperformed its peers and index.

In addition to proxy materials provided by the Fund, you have received or will likely receive proxy materials with a GREEN proxy card from Bulldog Investors, Inc. As you may or may not know, Bulldog is a repeat activist investment firm, which purchases stock in closed-end funds at a discount and then launches disruptive and costly battles to agitate for actions, such as open-ending, that we believe are designed to serve its short-term interests. Using its well-worn playbook, Bulldog has recently increased its investment in the Fund apparently for the purpose of opposing approval of the new investment advisory agreements. We believe that Bulldog simply wants a quick return on its investment at the expense of long-term stockholders.

We believe a vote with Bulldog will harm your investment in the Fund:

•	Failure to approve the new advisory agreements would leave the Fund without an investment adviser, which would require additional proxy solicitations.
•	Open-ending the Fund would be disruptive to the Fund and its portfolio by, among other things, limiting its ability to utilize leverage as it currently does and would likely result in a substantial decrease in assets of the Fund, with a corresponding increase in the Fund’s expense ratio. In addition, you would no longer benefit from the unique aspects of the closed-end structure (a structure in which you have chosen to invest), including the ability to reinvest dividends at a discount to net asset value (NAV) when the Fund’s shares trade at a discount.

We believe the Fund in its current form has served its stockholders well since its inception in 2002 and continues to be in the best interests of all stockholders. The Fund has, for example, provided attractive monthly tax-exempt income and distributed over $107 million in tax-exempt income since its inception; and the Fund’s current yield at NAV is 3.43% as of September 7, 2018. Furthermore, the closing market price of the Fund’s shares on September 7, 2018 was $13.92, representing a -5.43% discount to NAV. This discount is below both the average and median discounts for the funds in the Fund’s Morningstar peer group (U.S. Closed End Municipal California Long Funds) of -6.21% and -10.78%, respectively, as of August 31, 2018. In addition, although the Fund’s performance has varied from year to year, the Fund’s average annual total return performance since inception has exceeded the comparable performance of the Morningstar peer average and median on both an NAV and market price basis.

Protect your investment in the Fund and ensure the uninterrupted provision of advisory services to the Fund by voting the WHITE proxy card today “FOR” the proposal (at www.proxyvote.com or by telephone [800-690-6903] or by signing and returning the WHITE proxy card by mail.) No matter how many shares you own, your vote is important.

Please do NOT return the GREEN proxy card. There is no need for you to do so, and it could nullify your votes cast using the WHITE proxy card. Thank you for your continued support.

Sincerely, Robert M. Keith President

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Fund and its directors and AllianceBernstein L.P. and certain of its officers may be deemed to be participants in the solicitation of proxies from the Fund’s stockholders in connection with the matters to be considered at the Stockholder Meeting to be held on October 11, 2018. On August 20, 2018, the Fund filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Fund’s stockholders for the Stockholder Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE STOCKHOLDER MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at https://www.alliancebernstein.com/abfundsproxy.